United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
October 26, 2016

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2016, Fidelity National Information Services, Inc. (the “Company”), with approval of its Board of Directors and consistent with its orderly planned succession, entered into agreements with Frank R. Martire, former CEO and current Executive Chair of the Company, to terminate his employment agreement with the Company effective December 31, 2016 and to enter into a new agreement to serve as non-Executive Chair of the Company commencing on January 1, 2017. In his Severance Agreement and Release, the Company agreed to pay Mr. Martire the compensation and benefits due him under his employment agreement for a termination of that agreement without cause  (including vesting of all unvested equity awards).  In exchange, he released the Company from all employment related actions which could arise from the termination of the agreement and agreed to a one year non-compete. The Company then entered into an agreement with Mr. Martire by which he agreed to serve as non-executive Chair of the Board for an initial term commencing on January 1, 2017 and continuing until the date of the 2017 Annual Meeting, and if re-elected to the Board by the shareholders of the Company at that meeting, then until the date of the next Annual Meeting, and thereafter to ensuing one year terms if re-elected at further Annual Meetings of the Company.  As Chair, Mr. Martire would receive annual compensation in cash and equity combined of no less than $1 million, would participate in FIS’s SunGard Synergy Bonus Program at the same level as before his change in role and be entitled to certain cash amounts in respect of health insurance coverage reimbursement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date: November 1, 2016	By:	/s/ Marc M. Mayo
		Name:	Marc M. Mayo
		Title:	Executive Vice President and
Chief Legal Officer